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                                                                    EXHIBIT 99.1

  CONTACT:
  Jerry Wong
  POET Holdings, Inc.
  (650) 577-2500
  jwong@poet.com

        POET HOLDINGS, INC. ANNOUNCES PRELIMINARY REVENUE RESULTS FOR THE
                       FIRST QUARTER ENDED MARCH 31, 2001

SAN MATEO, CALIFORNIA -- APRIL 5, 2001 -- Poet Holdings, Inc. (Neuer Markt:
POXA) announced today preliminary revenue results for the first quarter ended March 31, 2001 in the range of $2.8 to $2.9 million, compared to $2.8 million and $3.5 million for the quarters ended March 31, 2000 and December 31, 2000, respectively. The eSupplier Suite product revenues approximate $800,000 for the first quarter ended March 31, 2001 compared to approximately $200,000 and $500,000 for the quarters ended March 31, 2000 and December 31, 2000, respectively. The FastObjects product revenues approximate $1.1 million for the first quarter ended March 31, 2001 compared to approximately $1.6 million and $2.0 million for the quarters ended March 31, 2000 and December 31, 2000, respectively. The Company believes these results were adversely affected by uncertainties surrounding the current economic conditions and industry wide decreases in IT spending environments in both the United States and Europe, which caused some customers to unexpectedly delay purchases of the Company's products and services towards the end of the quarter.

As a result of these uncertainties, the Company is looking into initiatives to reduce its operating expenses on a going forward basis.

"The first quarter results appear to reflect economic uncertainties," said Dirk Bartels, Poet's president and CEO. "We closed fewer transactions than anticipated due to customers postponing purchase decisions. Due to the current economic environment, we will take decisive actions to reduce the spending levels of our organization. We remain confident in our business model and target markets and believe that we are well positioned competitively. Our strong cash reserves of approximately $30 million should provide us with the foundation to get through the current


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economic climate."

The announcement of the final results for the first quarter ended March 31, 2001 and the outlook for the balance of the year is scheduled for release on April 24, 2001.

ABOUT POET HOLDINGS, INC.

Poet Holdings, Inc. offers comprehensive supplier enablement applications for B2B eCommerce. The Poet eSupplier Solutions (formerly named eCS) product family helps enterprises to establish new business relationships with their partners, customers and buying organizations, and to efficiently develop new distribution channels through electronic marketplaces.

The Company also provides "FastObjects by Poet" (formerly named OSS), the award-winning object database designed for management of complex data in embedded systems and applications.

Poet Holdings, Inc. is headquartered in San Mateo, California, with offices throughout the US and Western Europe. The Company is traded on the Frankfurt Stock Exchange (Neuer Markt: POXA). For more information, visit www.poet.com or call 650-577-2500.

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This press release contains forward-looking statements based on current expectations that involve risks and uncertainties, including risks associated with uncertainties pertaining to the timing and level of customer orders, demand for and market acceptance of products and services, development of markets for Poet Holdings, Inc. products and services, the U.S. and global economies, currency exchange fluctuations, revenue projections and other risks identified in Poet Holdings, Inc. SEC filings, including our report filed on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission. Due to these risks and uncertainties, Poet Holdings, Inc.'s actual results, events and performance may differ materially from the results discussed in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Poet Holdings, Inc. undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.